Exhibit 23.1

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No.1 to Form S-1/A of Consumer Capital Group, Inc. of our report dated April 17, 2017, relating to the consolidated financial statements of Consumer Capital Group, Inc. for the years ended December 31, 2016 and 2015, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Centurion ZD CPA Ltd.

Certified Public Accountants

Hong Kong, February 14, 2018